Exhibit (c)(3)

Project Number
MATERIALS PREPARED FOR DISCUSSION
10 OCTOBER 2011
CONFIDENTIAL

Disclaimer
PROJECT NUMBER
CONFIDENTIAL
The information herein has been prepared by Lazard based upon information supplied by Number (the “Company”) or publicly available information, and portions of the information herein may be based upon certain statements, estimates and forecasts provided by the
Company with respect to the anticipated future performance of the Company. We have relied upon the accuracy and completeness of the foregoing information, and have not assumed any responsibility for any independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of the Company, or any other entity, or concerning solvency or fair value of the
Company or any other entity. With respect to financial forecasts, we have assumed that they have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments as to the future financial performance of the Company. We assume no responsibility for and express no view as to such forecasts or the assumptions on which they are based. The information set forth herein is based upon economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof, unless indicated otherwise. These materials and the information contained herein are confidential and may not be disclosed publicly or made available to third parties without the prior written consent of Lazard; provided, however, that you may disclose to any and all persons the U.S. federal income tax treatment and tax structure of the transaction described herein and the portions of these materials that relate to such tax treatment or structure. Lazard is acting as investment banker to the Special Committee of the Board of Directors of the Company, and will not be responsible for and will not be deemed to have provided any tax, accounting, actuarial, legal or other specialist advice.

Table of Contents
PROJECT NUMBER
CONFIDENTIAL
I EXECUTIVE SUMMARY	2
II FINANCIAL SUMMARY	7
III SUMMARY OF VALUATION ANALYSES	12
A Public Trading Analysis	13
B Precedent Transactions Analysis	15
C Discounted Cash Flow Analysis	16
IV RECAPITALIZATION ANALYSIS	18
APPENDIX
A WACC Analysis Support	20
B Premiums Paid Analysis	22
C Leveraged Buyout Analysis	23

I Executive Summary
PROJECT NUMBER

Executive Summary
I EXECUTIVE SUMMARY
PROJECT NUMBER

■ In a letter dated March 10, 2011, members of the Schiffer/Gold family (the “Family”) and Leonard Green & Partners, L.P.
 (“LGP”) sent to the Company’s Board of Directors (“Board”) and publicly disclosed a proposal to acquire Number in a
 “going-private” transaction for $19.09 per share in cash
 ■ The letter also stated that members of the Family were prepared to contribute a substantial portion of their existing Number stock ownership and expected to increase their pro forma percentage ownership of Number as part of the proposed transaction and that they had not made any commitment of exclusivity with LGP relating to a transaction
■ In response, the Board formed a special committee of independent directors (the “Special Committee”) to consider the proposal by the Family and LGP and to consider other proposals and strategic alternatives which might be available to
 Number
■ The Special Committee hired Morrison & Foerster LLP (“MoFo”) and Lazard Frères & Co. LLC (“Lazard”) to act as its
 legal counsel and financial advisor, respectively
■ On April 11, 2011, Number publicly disclosed the composition of the Special Committee and the names of its legal counsel and financial advisor
■ Beginning in May 2011, at the instruction of the Special Committee, Lazard commenced a targeted marketing process to gauge potential interest in Number
 ■ In total, Lazard contacted over 50 counterparties (33 strategics and 18 financial sponsors)
■ By mid June 2011, six parties (in addition to LGP) had executed an NDA and received a confidential information memorandum (“CIM”)
 ■ Three of these parties chose not to proceed

Executive Summary (cont’d)
I EXECUTIVE SUMMARY
PROJECT NUMBER

■ On June 17, 2011, process letters were sent to the remaining three potential bidders requesting non-binding proposals by
 June 29
 ■ Each of these three parties attended a management presentation
 ■ These parties also received access to the online data room, participated in chaperoned meetings with members of the Family and took a store tour
■ Two of the three parties submitted non-binding proposals
 ■ On June 30, Ares Management LLC (“Ares”) submitted a proposal to acquire the Company for $21.50 per share; the proposal was conditioned upon the Family’s ongoing participation
 ■ On June 29, Bidder C submitted a proposal to acquire the Company for $20.09 per share (subsequently raised to $20.49); though the proposal did not require the Family’s ongoing participation, Bidder C subsequently communicated a preference to have the
 Family involved in some fashion
 ■ Bidder D chose not to submit a proposal
■ On July 13, 2011, LGP signed a revised NDA and subsequently was supplied with a CIM and online data room access
 ■ LGP publicly disclosed the revised NDA on July 14, 2011
 ■ LGP also attended a management presentation
■ On July 15, 2011, Bidder E signed an NDA and on August 2, 2011, Bidder F signed an NDA
 ■ Both parties received a copy of the CIM, attended management presentations and met with the Family
■ Each of Bidders D, E and F ultimately withdrew from the process without making a proposal
■ On July 26, 2011, Lazard presented a preliminary valuation analysis to the Special Committee

Executive Summary (cont’d)
I EXECUTIVE SUMMARY
PROJECT NUMBER

■ On August 23, 2011, process letters were sent to LGP, Ares and Bidder C setting a bid date of September 21, 2011
■ Starting in late August 2011, each of LGP, Ares/CPP(1) and Bidder C conducted in-person and telephonic diligence meetings across a variety of disciplines, including financial, legal, IT, human resources and insurance
■ On September 7, 2011, Lazard notified each of the three remaining bidders that the Special Committee had chosen to extend the deadline for final bids from September 21, 2011 to September 27, 2011
■ On September 10, 2011, Lazard, on behalf of the Special Committee, furnished LGP, Ares and Bidder C a written set of standards and procedures governing unchaperoned meetings with the Family or its representatives
 ■ Each of the three bidders has had unchaperoned meetings with the Family or its representatives as approved by Lazard on behalf of the Special Committee as well as additional chaperoned meetings
■ On September 27, 2011, LGP and Ares/CPP each submitted revised proposals for the Company
 ■ LGP bid $20.00 per share
 ■ Ares/CPP bid $21.50 per share as further detailed on pages 5 and 6
 ■ Bidder C informed Lazard that it would not be submitting a bid due to the volatility of the financing markets
■ Between September 29 and October 1, the Special Committee and Lazard negotiated to obtain each bidder’s final and best price
 ■ LGP increased its bid to $21.00 per share
 ■ Ares/CPP increased its bid to $22.00 per share
■ On October 2, 2011, the Special Committee invited Ares/CPP to enter into negotiations to reach an agreement
(1)   In late August 2011, Ares informed Lazard that it would be jointly bidding with Canada Pension Plan Investment Board (“CPP”), one of its largest investors.

I EXECUTIVE SUMMARY
PROJECT NUMBER

Offer Price / Share	■ $22.00
Implied Enterprise Value	■ $1,356 million ■ 9.1x LTM (7/11) EBITDA ($148.5 million) ■ 9.3x FY11 EBITDA ($145.1 million), 8.9x FY12 EBITDA ($152.7 million) ■ 9.0x CY11 EBITDA ($150.9 million), 7.9x CY12 EBITDA ($172.1 million)
Debt Financing	■ $775 million of funded debt ■ Royal Bank of Canada (2/3) and Bank of Montreal (1/3)
Equity Contribution
■ $536 million from Ares and CPP(1)
 ■ $336 million from Ares
 ■ $200 million from CPP
■ $100 million rollover from certain members of the Family
■ Pro forma ownership: Ares (52.8%), CPP (31.4%), certain members of the Family (15.7%)

Additional Agreements	■ Family rollover agreement ■ Family voting agreement ■ Renewal of Family leases
Other
■ 3.0% termination fee (payable to buyer)
■ 6.0% reverse termination fee (payable to Number)
■ Management option pool of 10.5%
■ Long-term employment contracts and board seats for Eric Schiffer, Jeff Gold and Howard Gold
■ Board observer rights for David Gold

Note:  The Company’s fiscal year ends in March; however, for comparability, calendar year figures are used for valuation purposes.
(1)  Ares/CPP have made combined equity commitments of up to $636 million.

Sources	Amount	Uses	Amount
ABL Revolver (5yr term; $150 million facility)[1]	$0	Purchase 100% Shares Outstanding	$1,578
1st Lien Term Loan (7yr term; L+600 bps; 1.5% floor)	525	Fees & OID	49
Bridge Facility (L+950 bps; 50 bps quarterly increase thereafter; 1.5% floor)	250	Minimum Cash	12
New Cash Equity - Ares	336		
New Cash Equity - CPP	200		
Family Members Rollover	100		
Cash on Balance Sheet[2]	228		
Total Sources	**$1,639**	**Total Uses**	**$1,639**

LAZARD

Summary of Ares/CPP Offer (cont’d)
($ in millions)
I EXECUTIVE SUMMARY
PROJECT NUMBER
(1)  For the first six months, ABL priced at L+200. ABL pricing then based on the average daily excess availability for the previous fiscal quarter. If greater than or equal to $90 million,
           LIBOR+175 with 0.5% commitment fee; if less than or equal to $90 million but greater than $40 million, L+200 with a 0.375% commitment fee; if less than $40 million, L+225 with a
           0.375% commitment fee.
(2)  Represents the Ares/CPP estimate of total cash prior to closing.

II Financial Summary
PROJECT NUMBER

Fiscal Year Ended March,						
	2011A	LTM 7/2/11A	2012P	2013P	2014P	2015P	CAGR 2011A-2015P
Income statement							
Sales	$1,423.9	$1,445.7	$1,477.7	$1,635.4	$1,832.2	$2,070.6	*9.8%*
growth %	*5.1%*	*5.6%*	*3.8%*	*10.7%*	*12.0%*	*13.0%*	
Adjusted EBITDA (1)	$148.0	$151.2	$154.7	$179.6	$207.2	$241.5	*13.0%*
margin %	*10.4%*	*10.5%*	*10.5%*	*11.0%*	*11.3%*	*11.7%*	
EBITDA	$145.1	$148.5	$152.7	$177.8	$205.2	$239.1	*13.3%*
Income before taxes (IBT)	$118.2	$121.0	$124.5	$149.9	$174.9	$204.8	*14.7%*
margin %	*8.3%*	*8.4%*	*8.4%*	*9.2%*	*9.5%*	*9.9%*	
EPS	$1.05	$1.07	$1.09	$1.31	$1.52	$1.77	*14.0%*
growth %	*20.3%*	*10.7%*	*4.2%*	*19.9%*	*16.1%*	*16.5%*	
FD shares	71.0	71.4	71.3	71.7	72.0	72.4	
Balance sheet							
Net cash and short term equivalents (2)	$201.7	$211.8	$245.1	$256.1	$289.7	$322.3	
Free cash flow							
EBITDA	$148.0		$154.7	$179.6	$207.2	$241.5	
less: taxes	(37.7)		(46.7)	(56.2)	(65.6)	(76.8)	
less: capital expenditures	(60.9)		(67.6)	(100.0)	(90.5)	(109.5)	
less: change in working capital	(37.5)		2.7	(14.2)	(19.2)	(24.3)	
less: other(3)	13.5		(0.7)	(0.8)	(1.3)	(1.6)	
plus: interest income	0.8		1.0	2.6	2.9	3.2	
Free cash flow	$26.1		$43.4	$11.0	$33.6	$32.6	*5.7%*
growth %			*66%*	*(74.6%)*	*204.7%*	*(3.1%)*	
Operating information							
Stores at period end	285	285	302	337	380	429	*10.8%*
New stores (net)	10	0	17	35	43	49	
SSS %(4)	0.7%	5.9% (5)	2.6%	1.0%	1.0%	1.0%	

LAZARD

Summary of Projections
($ in millions, except per share data)
PROJECT NUMBER

Source: Company provided projections and filings.
Note:  Income statement figures exclude proposed buyout expenses.
(1) Adjusted EBITDA is defined as EBITDA excluding stock compensation expense.
(2) Excludes long-term investments in marketable securities. As of April 2, 2011 and July 2, 2011, Number had $11.2 million and $10.0 million of long-term investments in marketable securities, respectively.
(3) In FY2011A, “other” includes cash flow items from operating, investing and financing activities that do not relate to taxes, capital expenditures, working capital or interest income; excludes change in short-term investments. In projection years, “other” represents changes in deposits and other long-term assets.
(4) Excludes products sold greater than 99.99¢.
(5) Represents fiscal year YTD data.
II FINANCIAL SUMMARY

Price
Volume (in 000's)
$22
$20
$18
$16
$14
$12
14,000
12,000
10,000
8,000
6,000
4,000
2,000
0
$18.88
$20.03
7 Oct '10
Number announces weaker than expected same store sales and Texas results
10/11 Mar '11
LGP and the Family disclose a joint-take private offer
6 Oct '11
NY Post reports that Ares has outbid LGP in the range of $22 per share
15 Sep '11
NY Post reports that Apollo may bid $22-$24 per share for Number
21 Aug '11
NY Post releases an article announcing Apollo's rumored participation in the sale of Number
27 Sep '11
Mergermarket reports that Apollo dropped out of the bidding process
Sep-10
Dec-10
Feb-11
May-11
Jul-11
Oct-11

Source: CapitalIQ.

LAZARD

Number Stock Price Performance
PROJECT NUMBER

II FINANCIAL SUMMARY

Target Price
$26
$22
$18
$14
$10
Oct-10
Dec-10
Mar-11
May-11
Jul-11
Oct-11
Consensus Mean
Consensus High
Consensus Low
Actual

SUMMARY OF ANALYST TARGET PRICES

	3/10/2011		10/7/2011	
	Mean	Actual	Mean	Actual
Target Price	$18.38	$16.68	$21.33	$20.03
Implied Premium vs. Unaffected Price ($16.68)	*10.2%*	-	*27.9%*	*20.1%*

LAZARD

Analyst Sentiment Evolution
PROJECT NUMBER

II FINANCIAL SUMMARY
ANALYST CONSENSUS TARGETS AND ACTUAL PRICE
INITIAL COMMENTARY…
“While this is not a binding commitment for the Gold family or LGP, we believe a buyout for Number has a strong likelihood of success […]
Furthermore, the valuation metrics for Number suggests an LBO offer of $19 per share (and higher) is doable. The $19.09 buyout offer implies an EV/EBITDA multiple of just 7.6X. Other buyout activity in the retail sector suggests an EV/EBITDA multiple of 8X to 9X has
become the norm.”   (Raymond James, 3/11/2011)
“At an enterprise value multiple of 7.1x our FY12 EBITDA forecast, we believe the offer somewhat undervalues the company given
ultimate potential organic growth and profitability […] As a result, we believe a sweetened deal may be possible in order to thwart any
competing offers.”    (Wedbush, 3/11/2011)
…RECENT COMMENTARY
“In our opinion, Number shares should be valued substantially higher than the March 2011 ‘going private’ buyout proposal of $19.09. While the Company has declined to comment since announcing in April that a
Board committee was formed to evaluate the proposal, business results over the subsequent six months were strong and valuations among ‘deep discount’ retailers increased.”
  (Crowell, Weedon & Co., 9/16/2011)
“Our $20 price target assumes Number should trade at a slight premium to the current buyout offer of $19.09. We arrive at our $20 target by applying the weighted average of a 40% probability that the deal will get done at approximately $21.50, and a 60% probability that the deal will get done at $19.09. At an enterprise value multiple of now under 7x our revised FY12 EBITDA forecast, we believe the offer somewhat undervalues the company, given ultimate potential organic growth and profitability.”  (Wedbush, 8/9/2011)
Source: Capital IQ and Wall Street research.

Per share purchase price		$22.00
Premium/(discount) to:		
52-week high (9/30/10 - 9/30/11)	*$21.00*	*4.8%*
52-week high (3/10/10 - 3/10/11)	*$19.07*	*15.4%*
1-day prior to initial offer (3/10/11)	*$16.68*	*31.9%*
1-week trailing average trading price before offer	*$16.47*	*33.6%*
1-month trailing average trading price before offer	*$16.52*	*33.2%*
Fully-diluted shares outstanding		71.7
Equity value		**$1,578**
Less: total cash as of 7/2/11 [1]		(222)
Enterprise value		**$1,356**
Enterprise value / LTM (7/2/11) sales ($1,445.7)		**0.9x**
Enterprise value / LTM (7/2/11) EBITDA ($148.5)		**9.1x**
Enterprise value / CY2011 EBITDA ($150.9)		**9.0x**
Enterprise value / CY2012 EBITDA ($172.1)		**7.9x**
Equity value / book value (7/2/11) ($701.9)		**2.2x**
Price / CY2011E EPS ($1.09)		**20.2x**
Price / CY2012E EPS ($1.27)		**17.3x**
PEG (CY2011E)[2]		**1.6x**

LAZARD

Analysis Of Ares/CPP Offer Price
($ in millions, except per share data)
PROJECT NUMBER
II FINANCIAL SUMMARY
Source: Figures, including options information, based on Company provided information and projections and thus may differ from figures derived from public information as presented elsewhere in this presentation.
Note:  Fully diluted shares based upon the treasury stock method.
Note: Income statement figures exclude proposed buyout expenses.
(1) Includes $10.0 million of long-term investments in marketable securities.
(2) The long-term EPS growth rate used is 13% per Capital IQ.

SALES	■ 2.7% and 1.8% same store sales growth in FY2012 for core markets and Texas, respectively ■ 1% annual same store sales growth (excluding items over 99.99¢) for all regions thereafter ■ 144 total new stores over the next four years ■ $4.0 million of annual net sales per new store for core markets ($3.5 million for Texas) ■ 80 million units over 99.99¢ sold over the next four years ■ $3.99 price per unit in FY2012; $2.99 price per unit thereafter
OPERATING EXPENSES	■ Total product costs increase from 56.4% of sales in FY2011 to 57.3% in FY2015 ■ Distribution costs decrease from 4.9% of sales in FY2011 to 4.7% in FY2015 ■ Retail operating costs decrease from 22.5% in FY2011 to 20.8% in FY2015 ■ Corporate G&A decreases from 3.4% of sales in FY2011 to 2.9% in FY2015 ■ Consolidated Adjusted EBITDA margin increases from 10.4% in FY2011 to 11.7% in FY2015
CAPITAL EXPENDITURES	■ 43 of 144 new stores will be purchased ■ $3 million per store for real estate and building costs and $280,000 in initial FF&E ($148 million total) ■ 101 of 144 new stores will be leased ■ $750,000 in leasehold improvements and $280,000 in initial FF&E per store ($106 million total) ■ $7 million to repurchase existing leased stores in FY2012 ■ $57 million to further optimize distribution infrastructure, including: ■ Purchase of an additional cold facility for $20 million in FY2013 and disposal of Sheila Street cold facility for $8 million in FY2014 ■ $36 million to begin construction of a new $66 million distribution facility ■ $43 million for information technology ■ $6 million for other PP&E over four years

LAZARD

Summary of Key Assumptions
II FINANCIAL SUMMARY
PROJECT NUMBER

Management’s four year projections, which were approved by the Special Committee on May 16, 2011 for use in connection with the Special Committee’s process, are driven by the following key assumptions.
Source: Company Management.

III Summary of Valuation Analyses
PROJECT NUMBER

Public trading analysis
LTM EBITDA (7/2/11)
$17.64
$20.71
CY2011P EBITDA
$16.83
$19.95
CY2012P EBITDA
$17.55
$21.11
CY2011P P/E
$15.24
$18.51
CY2012P P/E
$15.22
$19.02
Precedent transactions analysis
$19.69
$23.78
DCF analysis
$20.35
$25.23
52-week range(1)
$14.32
$21.00
$12.50
$15.00
$17.50
$20.00
$22.50
$25.00
$27.50

LAZARD

■ 7.0x - 8.5x LTM (7/2/11) EBITDA of $148.5 million
■ 6.5x - 8.0x CY2011P EBITDA of $150.9 million
■ 6.0x - 7.5x CY2012P EBITDA of $172.1 million
■ 14.0x - 17.0x CY2011P EPS of $1.09
■ 12.0x - 15.0x CY2012P EPS of $1.27
■ 8.0x - 10.0x LTM (7/2/11) EBITDA of $148.5 million
■ Terminal multiple of 7.0x - 8.5x LTM EBITDA of $239.1 million as of 3/31/15 ■ WACC of 8.0% - 10.0%
■ 52-week trading range as of 10/7/11
Summary Of Valuation Analyses
PROJECT NUMBER

III SUMMARY OF VALUATION ANALYSES
Note: Assumes $221.8 million of net cash, including 10.0 million of long-term investments in marketable securities, as of 7/2/11. Assumes 71.0 million basic shares including PSUs and RSUs outstanding, not including the dilutive effect of options.
(1)  Not a valuation methodology - illustrative only. As of March 10, 2011, the 52-week range was $13.12 to $19.07.
Pre-
announcement
price: $16.68
METHODOLOGY
IMPLIED EQUITY VALUE PER SHARE
KEY ASSUMPTIONS
Ares/CPP
offer:
$22.00

A Public Trading Analysis
PROJECT NUMBER

Company	Stock Price 10/7/2011	% of 52-week high	Equity Value	Enterprise Value	EV/ LTM Sales	EV / EBITDA LTM	EV / EBITDA CY11P	EV / EBITDA CY12P	P/E CY11P	P/E CY12P	Equity Value to Book Value	LTM EBITDA Margin	LTM to '12P EBITDA Growth	PEG CY11P	Net Debt/ EBITDA
Discount/Off-Price Retailers															
Dollar General	$37.80	98.0%	$13,226	$15,886	1.2x	9.7x	8.9x	8.1x	16.5x	14.4x	3.0x	11.9%	19.5%	1.0x	1.6x
Dollar Tree	$77.68	97.9%	9,650	9,370	1.5	10.7	10.0	9.0	19.8	17.0	6.1	14.0%	19.5%	1.1	(0.3)
Family Dollar	$52.82	92.8%	6,425	6,629	0.8	8.1	7.8	7.1	16.1	13.9	5.9	9.6%	13.4%	1.2	0.2
Dollarama	CAD 37.32	99.3%	2,737	2,981	2.1	11.9	11.1	9.9	17.9	15.6	3.6	17.2%	20.1%	NA	1.0
Big Lots	$33.63	75.7%	2,226	2,208	0.4	5.2	5.2	4.8	11.7	10.1	2.7	8.6%	7.4%	1.0	(0.0)
Fred's	$11.09	75.2%	427	388	0.2	4.9	4.7	4.2	13.4	11.4	1.0	4.3%	16.3%	1.1	(0.5)
Median		95.3%	$4,581	$4,805	1.0x	8.9x	8.4x	7.6x	16.3x	14.2x	3.3x	10.7%	17.9%	1.1x	0.1x
Mean		89.8%	$5,782	$6,244	1.0x	8.4x	8.0x	7.2x	15.9x	13.8x	3.7x	10.9%	16.0%	1.1x	0.3x
Number (10/07/11) (1)	$20.03	95.4%	$1,427	$1,205	0.8x	8.1x	7.8x	7.0x	18.1x	16.3x	2.0x	10.3%	15.6%	1.4x	(1.5x)
Number (unaffected 3/10/11) (1)	$16.68	87.5%	$1,180	$964	0.7x	6.9x	6.2x	5.6x	14.7x	12.7x	1.8x	10.0%	24.2%	1.0x	(1.6x)

LAZARD

Public Trading Analysis
($ in millions, except per share data)
PROJECT NUMBER

A PUBLIC TRADING ANALYSIS
Source: Company filings, Factset, Capital IQ, Bloomberg and publicly available information.
(1)  Data uses publicly available information and IBES estimates as of that date and thus may differ from analysis, based on Company provided information, elsewhere in this presentation.

Indexed Share Price Performance
15%
10%
5%
0%
(5%)
(10%)
(15%)
13.3%
(9.2%)
Jan-11
Feb-11
Apr-11
Jun-11
Aug-11
Oct-11
Reference Index
S&P 500

Enterprise Value / LTM EBITDA
10.0x
9.0x
8.0x
7.0x
6.0x
5.0x
8.4x
8.4x
Jan-11
Feb-11
Apr-11
Jun-11
Aug-11
Oct-11
Reference Index

LAZARD

Share Price And Multiples Evolution
A PUBLIC TRADING ANALYSIS
PROJECT NUMBER

Note: The reference index includes Dollar General, Family Dollar, Dollar Tree, Dollarama, Big Lots and Fred’s.
The reference group’s average share price has outperformed the S&P over the past year while the average EBITDA multiple has remained flat.

B Precedent Transactions Analysis
PROJECT NUMBER

EV / LTM EBITDA
9.9x
10.5x
11.0x
15.1x
6.6x
7.6x
8.5x
9.0x
7.7x
8.5x
7.5x
9.7x
7.0x
Bain/ Dollarama
Apollo/ Smart & Final
KKR/ Dollar General
Walgreens/ Duane Reade
Apollo/ CKE
Oak Hill/ Dave & Busters
Kelso/ Logan's Roadhouse
3G Capital/ Burger King
Bain/ Gymboree
TPG/LGP J. Crew
LGP/ Jo-Ann Stores
Peltz/ Family Dollar
LGP/CVC BJ's Wholesale

LAZARD

Precedent Transactions Analysis
($ in millions)
PROJECT NUMBER

Source: Company filings, Wall Street research, SDC, Capital IQ and Factset.
Note: Transactions since January 1, 2009 represent selected control acquisitions of U.S. based retail corporations with transaction values greater than $500 million; excludes distressed and e-commerce transactions.
(1)  Only includes selected transactions since January 1, 2009. Excludes the withdrawn Peltz/Family Dollar transaction.
(2)  Represents the midpoint of the $55 to $60 unsolicited offer price per share range by Nelson Peltz on February 15, 2011. This offer was subsequently rejected by the Board on March 3, 2011 and withdrawn on September 29, 2011.
Date Announced	11/04	2/07	3/07	2/10	4/10	5/10	8/10	9/10	10/10	11/10	12/10	2/11	6/11
Enterprise Value	$1,033	$822	$7,021	$1,075	$1,027	$570	$577	$4,027	$1,656	$2,683	$1,577	$7,361	$2,700
EV/LTM Sales	1.6x	0.4x	0.8x	0.6x	0.7x	1.1x	1.0x	1.6x	1.6x	1.6x	0.8x	0.9x	0.2x
LTM EBITDA Margin	16.4%	3.7%	7.0%	3.9%	10.9%	14.2%	12.1%	17.8%	20.7%	18.3%	10.2%	9.5%	3.5%
B PRECEDENT TRANSACTIONS ANALYSIS
Mean(1):   8.6x
Median(1):   7.7x
(2)

C Discounted Cash Flow Analysis
PROJECT NUMBER

Fiscal Year Ended March,							CAGR
	2010A	2011A	1Q12A	2Q-4Q12P	2013P	2014P	2015P	FY11A - FY15P
Sales	**$1,355**	**$1,424**	**$368**	**$1,112**	**$1,635**	**$1,832**	**$2,071**	9.8%
% growth		*5.1%*			*10.5%*	*12.0%*	*13.0%*	
EBITDA	**$121**	**$145**	**$37**	**$116**	**$178**	**$205**	**$239**	13.3%
Depreciation & amortization				(22)	(30)	(33)	(38)	
EBIT				$93	$147	$172	$202	
Taxes @ 37.5%				(35)	(55)	(65)	(76)	
Unlevered net income				$58	$92	$108	$126	
Depreciation & amortization				22	30	33	38	
Increase in working capital and other[1]				(12)	(15)	(20)	(26)	
Capital expenditures				(53)	(100)	(90)	(110)	
Unlevered free cash flow				**$15**	**$8**	**$30**	**$28**	

LAZARD

Unlevered Free Cash Flow
($ in millions)
C DISCOUNTED CASH FLOW ANALYSIS
PROJECT NUMBER

Source: Company provided estimates.
(1)  Other includes change in deposits and other long-term assets.

WACC	PV of 9 Mo. FY12 - FY15 Cash Flow	PV of Terminal Value Given LTM EBITDA Exit Multiple of 7.0x	7.75x	8.5x	Total Implied Enterprise Value Given LTM EBITDA Exit Multiple of 7.0x	7.75x	8.5x
8.0%	$68	$1,254	$1,389	$1,523	$1,322	$1,456	$1,591
9.0%	66	1,212	1,341	1,471	1,278	1,408	1,538
10.0%	65	1,171	1,296	1,422	1,236	1,361	1,487

WACC	Equity Value[1] Given LTM EBITDA Exit Multiple of 7.0x	7.75x	8.5x	Implied Share Price[2] Given LTM EBITDA Exit Multiple of 7.0x	7.75x	8.5x
8.0%	$1,544	$1,678	$1,813	$21.53	$23.38	$25.23
9.0%	1,500	1,630	1,759	20.93	22.71	24.50
10.0%	1,458	1,583	1,709	20.35	22.07	23.80

WACC	Terminal Value as % of Total Enterprise Value Given Exit Multiple of 7.0x	7.75x	8.5x
8.0%	94.9%	95.3%	95.7%
9.0%	94.8%	95.3%	95.7%
10.0%	94.7%	95.2%	95.6%

LAZARD

Discounted Cash Flow Analysis
($ in millions, except per share data)
C DISCOUNTED CASH FLOW ANALYSIS
PROJECT NUMBER

Note: Cash flows discounted using mid-period convention.
(1)  Includes a cash balance of $221.8 million, including $10.0 million of long-term investments in marketable securities, as of July 2, 2011.
(2)  Assumes 71.0 million basic shares including PSUs and RSUs outstanding, not including the dilutive effect of options.

IV Recapitalization Analysis
PROJECT NUMBER

Key Assumptions	
LTM (7/2/11) Adjusted EBITDA	$151.2
LTM (7/2/11) rent expense	56.5
LTM (7/2/11) EBITDAR	$207.7
Debt	$0.0
Capitalized operating leases (8.0x rent expense)	452.1
Cash and equivalents (7/2/11)	(221.8)
Adjusted net debt	$230.3
Adjusted net debt / LTM (7/2/11) EBITDAR	1.1x
Estimated minimum required cash[(1)]	$11.6
Estimated excess cash	$210.2
Basic shares outstanding[(2)]	70.6

Return of Potential Capital at Various Leverage Levels			
Debt / LTM (7/2/11) Adjusted EBITDA	**2.0x**	**3.0x**	**4.0x**
Total debt capacity	$302.4	$453.6	$604.8
Plus: estimated excess cash	210.2	210.2	210.2
Less: estimated fees	(15.0)	(20.0)	(25.0)
Total potential return of capital	**$497.6**	**$643.8**	**$790.0**
Per share	***$7.05***	***$9.12***	***$11.19***
Memo: implied adjusted net debt / LTM (7/2/11) EBITDAR	*3.6x*	*4.3x*	*5.0x*

LAZARD

Potential Return of Capital
($ in millions, except per share data)
PROJECT NUMBER

Source: Company projections.
(1) Estimate provided by Company and projected to increase along with store growth.
(2) Basic shares outstanding excludes RSUs and PSUs.
IV RECAPITALIZATION ANALYSIS

Debt / LTM (7/2/11) Adjusted EBITDA ($151.2 million)		2.0x	3.0x	4.0x
Potential dividend		$497.6	$643.8	$790.0
Potential dividend per share		*$7.05*	*$9.12*	*$11.19*
CY2012P EPS (IBES)		$1.23	$1.23	$1.23
Fully diluted shares outstanding[1]		71.6	71.6	71.6
CY2012P net income (IBES)		$88.1	$88.1	$88.1
Incremental after-tax interest[2]		(12.3)	(20.1)	(30.8)
Foregone after-tax interest income[3]		(1.4)	(1.4)	(1.4)
Pro forma CY2012P net income		$74.4	$66.6	$55.9
Pro forma CY2012 EPS		$1.04	$0.93	$0.78
Accretion/(dilution)		*(15.5%)*	*(24.4%)*	*(36.6%)*
Implied share price given CY2012 P/E of	12.0x	$12.47	$11.16	$9.36
	13.5x	14.03	12.55	10.53
	15.0x	15.59	13.94	11.70
Value of dividend + residual equity	12.0x	$19.52	$20.28	$20.56
	13.5x	21.08	21.67	21.73
	15.0x	22.64	23.07	22.90
Implied share price given CY2012 EBITDA[4]	6.0x	$10.24	$8.12	$6.00
	6.75x	12.01	9.89	7.78
	7.5x	13.77	11.65	9.54
Value of dividend + residual equity	6.0x	$17.29	$17.24	$17.20
	6.75x	19.06	19.01	18.97
	7.5x	20.82	20.77	20.73

LAZARD

PROJECT NUMBER

IV RECAPITALIZATION ANALYSIS
Illustrative Pro Forma Dividend Analysis
($ in millions, except per share data)
Source: Company provided data and Factset.
Note:  Assumes options exercise prices are reset at the exercise price less the dividend amount.
(1) Fully diluted shares based on current stock price as of $20.03 as of 10/7/2011.
(2) At 2.0x leverage, assumes interest expense of L + 500 for term loan; at 3.0x leverage, assumes L + 550 for term loan; at 4.0x leverage, assumes L + 550 for 3.0x of term loan and 11% for 1.0x of senior debt. LIBOR floor of 1.50% in all cases and tax rate of 37.5%.
(3) Represents status quo CY2012 after-tax interest income as projected in the Company’s 4-year strategic model; assumes a tax rate of 37.5%.
(4) CY2012 EBITDA of $171 million (IBES) as of 10/7/2011.

Appendix
PROJECT NUMBER

A WACC Analysis Support
PROJECT NUMBER

WACC Methodology and Critical Assumptions
A WACC ANALYSIS SUPPORT
PROJECT NUMBER

VARIABLE	ASSUMPTIONS

Risk Free Rate	■ 2.08% ■ 10-year U.S. Treasury yield as of 10/7/2011
Beta	■ Median levered and unlevered beta of 0.74 and 0.73, respectively (as of 10/7/2011) ■ Based on BARRA predicted betas for the identified reference group
Market Risk Premium	■ 6.7% ■ Based on simple difference of historical arithmetic mean returns from 1926 - 2011
Equity Size Premium	■ 1.82% ■ Per 2011 Ibbotson SBBI Valuation Yearbook for companies with a market capitalization between $1.2 billion - $1.8 billion
Pre-Tax Cost of Debt	■ Range from 4.0% to 8.0% ■ Based on analysis of yields and leverage levels of selected reference companies
Effective Tax Rate	■ 37.5% ■ Based on management projections
Debt/Capitalization	■ Reflects median debt/capitalization range for selected reference companies over the past 10 years

Company	Stock Price 10/7/2011	Equity Value	Net Debt	Total Capital	Net Debt/ Total Cap.	Net Debt/ Equity Value	Levered β[1]	Unlevered β[2]	Marginal Tax Rate[3]
Dollar General	$37.80	$13,226	$2,660	$15,886	16.7%	20.1%	0.71	0.63	37.7%
Dollar Tree	77.68	9,650	(280)	9,370	(3.0%)	(2.9%)	0.71	0.71	38.4%
Family Dollar	52.82	6,425	204	6,629	3.1%	3.2%	0.76	0.74	37.8%
Dollarama	36.19	2,737	244	2,981	8.2%	8.9%	0.72	0.68	30.2%
Big Lots	33.63	2,226	(19)	2,208	(0.8%)	(0.8%)	1.04	1.04	38.1%
Fred's	11.09	427	(39)	388	(10.1%)	(9.2%)	0.93	0.93	35.8%
Mean					2.3%	3.2%	0.81	0.79	36.3%
Median					1.1%	1.2%	0.74	0.73	37.8%
Memo: Number					*(18.4%)*	*(15.5%)*	*0.98*	*0.98*	*37.5%*

Net Debt/ Total Capital	Net Debt/ Equity	Median Unlevered β	Levered β[4]	Cost of Equity[5]
(10.0%)	(9.1%)	0.73	0.73	8.8%
(5.0%)	(4.8%)	0.73	0.73	8.8%
0.0%	0.0%	0.73	0.73	8.8%
5.0%	5.3%	0.73	0.75	8.9%
10.0%	11.1%	0.73	0.78	9.1%

Weighted Average Cost of Capital with Pre-Tax /After Tax Cost of Debt Of:				
4.0%	5.0%	6.0%	7.0%	8.0%
2.5%	*3.1%*	*3.8%*	*4.4%*	*5.0%*
8.8%	8.8%	8.8%	8.8%	8.8%
8.8%	8.8%	8.8%	8.8%	8.8%
8.8%	8.8%	8.8%	8.8%	8.8%
8.6%	8.6%	8.7%	8.7%	8.7%
8.4%	8.5%	8.6%	8.6%	8.7%

LAZARD

Weighted Average Cost of Capital Analysis
A WACC ANALYSIS SUPPORT
PROJECT NUMBER

Source:  Public filings, Bloomberg, Ibbotson, Barra, Capital IQ and Factset.
Note:  Total Capital = Net Debt + Equity Value.
Note:   In situations where net debt is negative, the ratio of Net Debt/Equity Value is assumed to be zero for the purpose of unlevering beta. Therefore the unlevered beta is set to equal the levered beta.
(1) Barra Predicted Beta as of 9/30/2011.
(2) Unlevered Beta = Levered Beta / [1 + (1 - Tax Rate) * Debt / Equity Value].
(3) Based on company filings and Wall Street research.
(4) Levered Beta = Unlevered Beta * [1 + (1 - Tax Rate) * Debt / Equity Value].
(5) Cost of Equity = Rr Levered Beta * Equity Risk Premium + Equity Size Premium.
The 10-year U.S. Treasury yield is currently at 50-year lows. If the yield as of July 22, 2011 (2.99%) was used to calculate the WACC, the resultant discount rates would be approximately 1% higher and the equity values per share implied by the discount rate would be $19.79 - $24.50.

B Premiums Paid Analysis
PROJECT NUMBER

Year Deal Announced	# of Transactions		Premium Paid Prior to Announcement Date		
			1 Day	1 Week	1 Month
2009	33	Median	33%	39%	32%
		Mean	41%	49%	35%
2010	73	Median	33%	38%	30%
		Mean	34%	42%	32%
2011 YTD[1]	30	Median	29%	31%	32%
		Mean	33%	35%	36%

LAZARD

Premiums Paid Analysis
B PREMIUMS PAID ANALYSIS
PROJECT NUMBER
Source: Capital IQ.
Note: Screening criteria includes only closed transactions greater than $500 million that were announced since January 1, 2009, where target was U.S. based and consideration paid was all cash.
(1)  YTD through September 30, 2011.

C Leveraged Buyout Analysis
PROJECT NUMBER

Sources	Amount	Rate	%
Excess cash	$210		12.9%
Revolver[2]	0	*L+200*	0.0%
Term Loan	525	*L+600*	32.3%
Unsecured Debt	250	*L+950*	15.4%
Equity[3]	642		39.4%
Total sources	**$1,627**		**100.0%**

Uses	Amount	%
Purchase of Equity	$1,578	97.0%
Fees	49	3.0%
Total uses	**$1,627**	**100.0%**

IRR	Exit Multiple[5] 7.0x	7.75x	8.5x
18.0%	$19.31	$20.47	$21.63
20.0%	18.93	20.02	21.11
22.0%	18.58	19.61	20.63

IRR	Exit Multiple[5] 7.0x	7.75x	8.5x
18.0%	$18.85	$20.01	$21.17
20.0%	18.50	19.59	20.68
22.0%	18.18	19.20	20.23

LAZARD

Illustrative Leveraged Buyout Analysis
($ in millions, except per share data)
PROJECT NUMBER

C LEVERAGED BUYOUT ANALYSIS
Note:  Assumes LIBOR floor of 150 bps for all tranches of debt.
(1)         In the “Flex” case, market flex consists of 2% OID and an incremental 225 bps rate of interest on the senior debt and an incremental 475 bps rate of interest on the unsecured debt.
(2)         Assumes 1.50% LIBOR floor and 50 bps commitment fee on the $150 million revolver.
(3)         May differ from sources and uses under the Ares/CPP transaction due to differences in assumed transaction date.
(4)         Lease Case represents scenario where Company leases all new additional stores instead of purchasing a certain amount of its new stores as planned in its 4 year projection model.
(5)         Assumes exit at 3/31/2015 and LTM FY2015 EBITDA of $232.5 million and management option pool of 10%.
Illustrative Sources and Uses (Offer of $22.00 per share, 7/2/11 transaction date, No Market Flex(1))
Returns Analysis - Lease Case(4), No Flex
Returns Analysis - Lease Case(4), Flex(1)